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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-36792


Prospectus Supplement
(To Prospectus dated June 8, 2000)


                             Liberty Digital, Inc.

                             Series A Common Stock

     Royal Bank of Canada will use this prospectus supplement and the accompanying prospectus to which it relates in connection with the sale of up to 600,000 shares of our Series A Common Stock, par value $.01 per share. We have been informed that Royal Bank of Canada purchased the 600,000 shares of our Series A Common Stock from Alloy Online, Inc., a selling stockholder named in the accompanying prospectus, in a private transaction exempt from the registration requirements under the Securities Act of 1933, as amended. Because the 600,000 shares of our Series A Common Stock were transferred in a transaction that was exempt from registration, Royal Bank of Canada replaced Alloy as a selling stockholder. Royal Bank of Canada may effect sales of the 600,000 shares of our Series A Common Stock in the manner set forth under the caption "Plan of Distribution."

     In connection with the transaction described above, (i) Alloy has transferred to Royal Bank of Canada all of the remaining shares of Series A Common Stock held by it described under the captions "Selling Stockholders" and "Plan of Distribution" in the accompanying prospectus, together with Alloy's (x) rights and obligations under the exchange agreement referred to in "Plan of Distribution" and (y) Alloy's rights and obligations with respect to the registration of the 600,000 shares of our Series A Common Stock under the Securities Act, and (ii) Royal Bank of Canada has become a "selling stockholder," as that term is used in the accompanying prospectus. Alloy's transfer to Royal Bank of Canada was effected in a transaction not subject to the restrictions on transfer described in the accompanying prospectus. We have waived the restrictions on transfer set forth in the exchange agreement applicable to Royal Bank of Canada (as successor to Alloy) with respect to the 600,000 shares of our Series A Common Stock held by Royal Bank of Canada, referred to under the caption "Plan of Distribution."

     Within the past three years, Royal Bank of Canada and/or affiliates thereof have:

        1. served as co-syndication agent and lender of $100,000,000 Revolving Loan Agreement, dated December 30, 1997, as amended, among us, Bank of America National Trust and Savings Association, as administrative agent, and certain other banks party thereto; and

        2. is serving as lead arranger of a credit facility that we are currently negotiating on behalf of our subsidiary, DMX Music, Inc.


          Because Royal Bank of Canada may sell all or some of the 600,000 shares of our Series A Common Stock from time to time under this prospectus supplement and the accompanying prospectus, no estimate can be given at this time as to the number of shares of our Series A Common Stock that will be held by Royal Bank of Canada following any particular sale.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

                          ___________________________

           The date of this Prospectus Supplement is March 23, 2001